[GRAPHIC OMITTED]
  Ventas, Inc. 4360 Brownsboro Road Suite 115 Louisville, Kentucky 40207-1642
                       (502) 357.9000 (502) 357.9001 Fax

                                    Contact:    Debra A. Cafaro
                                                Chairman,  President and CEO
                                                or
                                                Richard A. Schweinhart
                                                Senior Vice President and CFO
                                                (502) 357-9000


         VENTAS DECLARES REGULAR QUARTERLY DIVIDEND OF $0.2675 PER SHARE
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           Stockholders Elect Directors; Ratify E&Y at Annual Meeting

Louisville, KY (May 16, 2003) - Ventas, Inc. (NYSE:VTR) (the "Company" or "Ventas") said today its Board of Directors declared a regular quarterly dividend of $0.2675 per share, payable in cash on June 24, 2003 to stockholders of record on June 2, 2003. The dividend is the second quarterly installment of the Company's 2003 annual dividend, expected to be $1.07 per share. The Company has approximately 79 million shares of common stock outstanding.

DIRECTORS ELECTED; E&Y RATIFIED AT ANNUAL MEETING

     At Ventas's annual meeting on May 15, 2003, stockholders voted to elect the following board members to new, one-year terms. The board members are Debra A. Cafaro, Douglas Crocker II, Ronald G. Geary, Jay M. Gellert and Sheli Z. Rosenberg. As previously announced, Gary W. Loveman did not stand for reelection.

     Ventas stockholders also ratified Ernst & Young LLP as the Company's independent auditors for 2003.

     Ventas, Inc. is a healthcare real estate investment trust that owns 44 hospitals, 220 nursing facilities and nine other healthcare and senior housing facilities in 37 states. The Company also has investments in 25 additional healthcare and senior housing facilities. More information about Ventas can be found on its website at www.ventasreit.com.

     This Press Release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements regarding Ventas, Inc.'s ("Ventas" or the "Company") and its subsidiaries' expected future financial position, results of operations, cash flows, funds from operations, dividends and dividend plans, financing plans, business strategy, budgets, projected costs, capital expenditures, competitive positions, growth opportunities, expected lease income, continued qualification as a real estate investment trust ("REIT"), plans and objectives of management for future operations and statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," "could," "should," "will" and other similar expressions are forward-looking statements. Such forward-looking statements are inherently uncertain, and security holders must recognize that actual results may differ from the Company's expectations. The Company does not undertake a duty to update such forward-looking statements.


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Ventas Declares Regular Quarterly Dividend
Page 2
May 16, 2003
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     Actual future results and trends for the Company may differ materially depending on a variety of factors discussed in the Company's filings with the Securities and Exchange Commission (the "Commission"). Factors that may affect the plans or results of the Company include, without limitation, (a) the ability and willingness of Kindred Healthcare, Inc. ("Kindred") and certain of its affiliates to continue to meet and/or perform their obligations under their contractual arrangements with the Company and the Company's subsidiaries, including without limitation the lease agreements and various agreements (the "Spin Agreements") entered into by the Company and Kindred at the time of the Company's spin-off of Kindred on May 1, 1998 (the "1998 Spin Off"), as such agreements may have been amended and restated in connection with Kindred's emergence from bankruptcy on April 20, 2001, (b) the ability and willingness of Kindred to continue to meet and/or perform its obligation to indemnify and defend the Company for all litigation and other claims relating to the healthcare operations and other assets and liabilities transferred to Kindred in the 1998 Spin Off, (c) the ability of Kindred and the Company's other operators to maintain the financial strength and liquidity necessary to satisfy their respective obligations and duties under the leases and other agreements with the Company, and their existing credit agreements, (d) the Company's success in implementing its business strategy, (e) the nature and extent of future competition, (f) the extent of future healthcare reform and regulation, including cost containment measures and changes in reimbursement policies and procedures, (g) increases in the cost of borrowing for the Company, (h) the ability of the Company's operators to deliver high quality care and to attract patients, (i) the results of litigation affecting the Company, (j) changes in general economic conditions and/or economic conditions in the markets in which the Company may, from time to time, compete, (k) the ability of the Company to pay down, refinance, restructure, and/or extend its indebtedness as it becomes due, (l) the movement of interest rates and the resulting impact on the value of the Company's interest rate swap agreements and the Company's net worth, (m) the ability and willingness of the Company to maintain its qualification as a REIT due to economic, market, legal, tax or other considerations, including without limitation, the risk that the Company may fail to qualify as a REIT due to its ownership of common stock in Kindred ("Kindred Common Stock"), (n) final determination of the Company's taxable net income for the years ending December 31, 2002 and December 31, 2003, (o) the ability and willingness of the Company's tenants to renew their leases with the Company upon expiration of the leases and the Company's ability to relet its properties on the same or better terms in the event such leases expire and are not renewed by the existing tenants, (p) the impact on the liquidity, financial condition and results of operations of Kindred and the Company's other operators resulting from increased operating costs and uninsured liabilities for professional liability claims, particularly in the state of Florida, and the ability of Kindred and the Company's other operators to accurately estimate the magnitude of such liabilities, and (q) the value of the Company's Kindred Common Stock and the limitations on the ability of the Company to sell, transfer or otherwise dispose of its common stock in Kindred arising out of the securities laws and the registration rights agreement the Company entered into with Kindred and certain of the holders of common stock in Kindred. Many of such factors are beyond the control of the Company and its management.

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